UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

CAMCO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

814 Wheeling Avenue, Cambridge, Ohio 43725

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 435-2020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 9, 2012, the Compensation Committee and the Board of Directors of Camco Financial Corporation (“Camco”) approved the 2012 Incentive Award Plan (the “2012 Plan”). The 2012 Plan provides an award for executive officers of Camco and its subsidiaries based on the achievement of certain corporate goals for the 2012 fiscal year. It is anticipated that the awards will be paid 43% in cash and 57% in some form of Camco equity for everyone other than Mr. Huston. Mr. Huston’s awards are anticipated to be paid in all cash.

The Compensation Committee set specific threshold and maximum dollar amounts and weightings for each of the corporate goals, which are set forth below. If the threshold is not met for a particular goal, no award will be paid for that goal. The Compensation Committee and the Board reserve the right to reduce the awards. The Board has discretion to decide the amount of a certain portion of the award as noted in the tables below.

For Mr. Huston, the Chief Executive Officer, the corporate goals are weighted as follows:

Corporate Goal	Threshold	Maximum	Weighting
Pre-Tax Earnings	$1,574,000	$1,800,000	50%
Classified Assets *	$50,000,000	$46,500,000	25%
Discretionary			25%

The goals for Messrs. Caldwell and Greenwalt, the remaining named executive officers, are weighted below. The average balances relating to deposits (excluding certificates of deposits) and commercial loans are based on the sum of the month-end balances from each of December 2011 through December 2012, divided by 13 months.

Corporate Goal	Threshold	Maximum	Weighting
Pre-Tax Earnings	$1,574,000	$1,800,000	40%
Classified Assets *	$50,000,000	$46,500,000	20%
Discretionary			20%
Average Non-CD Deposit Balances (Caldwell only)	$293,724,000	$299,000,000	20%
Average Commercial Loan Balances (Greenwalt only)	$333,884,000	$352,000,000	20%

*	A lower number reflects better performance.

Below is the total percentage of base salary that may be awarded to the Chief Executive Officer and each of the other named executive officers under the 2012 Plan:

	Percentage of Base Salary
Named Executive	Threshold	Maximum
James E. Huston	75% in cash	150% in cash
David S. Caldwell	25.0%	50.00%
Troy Greenwalt	25.0%	50.00%

Under the 2012 Plan, depending upon the goals achieved and the Board’s decisions regarding the discretionary amounts to be awarded, Mr. Huston may receive a cash award at the threshold or maximum level of $235,357 or $470,713, respectively; Mr. Caldwell may receive a cash award at the threshold or maximum level of $16,478 or $32,958, respectively; and Mr. Greenwalt may receive a cash award at the threshold or maximum level of $15,933 or $31,867, respectively. The remaining amount of the 2012 Plan award for everyone other than Mr. Huston will be paid in some form of equity.

The value of the equity awarded to each of the named executive officers would be based upon the closing price of Camco’s stock on the date the award is determined, which is expected to be in the first quarter of 2013. The total value of the equity awards may be as follows: Mr. Caldwell may receive an equity award at the threshold or maximum level of $21,844 or $43,688, respectively; and Mr. Greenwalt may receive an equity award at the threshold or maximum level of $21,242 or $42,242, respectively. It is anticipated that any equity awarded will vest over three years, 20% on the date of the award, 20% on the date that the Compensation Committee certifies Camco’s 2013 financial results and 60% on the date that the Compensation Committee certifies Camco’s 2014 financial results (such results are expected to be certified in the first quarter of 2014 and 2015, respectively). However, if Camco’s pre-tax earnings for the fiscal year ending December 31, 2013 or 2014 are not equal to or greater than the pre-tax earnings for the fiscal year ending December 31, 2012, the participant will forfeit 25% of the equity award that is to vest on such date.

If the equity portion of the award is made in restricted stock, the value of the equity portion will be reduced by 25% and then the amount of restricted stock awarded will be based upon the fair market value of Camco’s stock on the date of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMCO FINANCIAL CORPORATION

By:	/s/ James E. Huston
James E. Huston
Chief Executive Officer

Date: April 13, 2012